                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Aramark Corporation
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO
                                    ARAMARK

                          ---------------------------

                     FOURTH SUPPLEMENT TO PROXY STATEMENT

                          ---------------------------

  The following information supplements and amends the Proxy Statement, dated January 8, 1998 and the Supplements dated January 26, 1998, January 30, 1998 and February 3, 1998 (together, the "Proxy Statement") of ARAMARK Corporation (the "Company") furnished in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of the Company which was originally scheduled to be held on February 10, 1998 at 12:00 P.M., Philadelphia time, at the Company's executive offices (the "Company's Executive Offices") at the ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania. On February 10, 1998, the Annual Meeting was convened and immediately adjourned until March 12, 1998 at 12:00 P.M., Philadelphia time, at the Company's Executive Offices. This Fourth Supplement should be read in conjunction with the Proxy Statement, as supplemented.

  The Company presently is not soliciting proxies with respect to Share 100. Instead, this Supplement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies only with respect to the election of directors at the Annual Meeting as previously discussed in the Proxy Statement. Regretfully, a director of 17 years and nominee for director in the Proxy Statement, Alan K. Campbell, passed away on February 4, 1998. Accordingly, the Board currently is soliciting stockholder proxies for the election of the remaining eleven directors set forth in the Proxy Statement. On March 12, the previously adjourned Annual Meeting will be convened to elect eleven directors and thereafter will be further adjourned until April 10, 1998 at 12:00 P.M., Philadelphia time, at the Company's Executive Offices. The enclosed form of proxy, if properly executed will revoke any previous proxy given with respect to the election of directors, but will not revoke any proxy given with respect to any other matter. A shareholder giving a proxy with respect to any particular matter may revoke it at any time before it is voted by delivering another later dated proxy with respect to such matter or written notice of revocation with respect to such matter to the Company's Secretary at or before the Annual Meeting or by attending and voting in person at the Annual Meeting. If you would like to change your vote with respect to directors, you may do so by signing and returning the enclosed proxy card. If you have previously voted with respect to directors and do not wish to change that vote, you do not need to return the enclosed proxy.

  In the course of soliciting proxies in connection with the Annual Meeting, several holders of Class A Common Stock (the "Plaintiffs") commenced proceedings by filing various complaints with respect to Share 100 against the Company and each of its directors (the "Directors") in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"). These complaints have been summarized in prior Supplements.

  On February 5, 1998, the Court issued an oral ruling granting Plaintiffs' motions for a preliminary injunction prohibiting the Company and the Directors from proceeding with Share 100 (the "Ruling") and entered an order on February 10, 1998 preliminarily enjoining the Company and the Directors from voting on, implementing or consummating Share 100 except for making supplemental disclosures. On February 10, 1998, the Court also granted the Company's and the Directors' application to take an interlocutory appeal of the Ruling and order granting a preliminary injunction to the Delaware Supreme Court. The Ruling and the orders granting a preliminary injunction and granting the Company's application for an interlocutory appeal are attached hereto.

  In its February 10 order granting an interlocutory appeal the Court stated, in part, that "the Court's decision to issue a preliminary injunction was based upon the conclusion that the private company discount applied in this case is inconsistent with Delaware law" and that "the Court preliminarily determined questions of law that have not been directly decided by the Delaware courts."

  On February 12, 1998, the Delaware Supreme Court accepted the interlocutory appeal and granted the Company's and the Directors' motion for expedited proceedings. Briefs will be filed by the parties to the appeal between February 27, 1998 and March 23, 1998. Oral argument on the appeal will be scheduled thereafter. If the appeal is successful and the order granting the preliminary injunction is reversed, the Company intends to proceed with Share 100 as promptly as practicable.

Philadelphia, Pennsylvania
February 20, 1998

                  RULING OF THE COURT ON PLAINTIFFS' MOTIONS
                          FOR PRELIMINARY INJUNCTION

                               FEBRUARY 5, 1998

  THE COURT: First, I will state the obvious. We are at a preliminary stage of the case, and all findings are necessarily tentative, as well as the rulings. Because of the timing on transactions, we have deadlines to meet, and we simply do the best we can in the available time.

  This case potentially involves several issues that have not yet been decided. I don't believe this is the time to attempt to decide them. And I will try to touch on the essential issues at this point in time, and yet because of the nature of the case, the importance to the parties, the significance of the issues and the understandable desire of the parties, we not only want to have a decision before the absolute deadline but we like to leave time for an appeal if that is a party's desire.

  At a hearing on an application for a preliminary injunction the first issues is the probability of success. That implicates the standard of review. As we know, whether the business judgment presumption applies or whether the directors have the burden of showing the entire fairness of a proposed transaction can be important; indeed, determinative. On the other hand, plaintiffs can overcome the business judgment presumption and defendants can satisfy their burden of showing entire fairness.

  In this case the plaintiffs argue several theories why the defendants are required to meet the entire fairness burden. There is a certain logic and appeal and simplicity to a rule that whenever a corporation cashes out minority stockholders by means of a reclassification, they should have the burden of showing the entire fairness of what they have done. There is a certain logic to a rule that whenever directors treat holders of the same stock differently, they should have the burden of showing the entire fairness of what they have done. I have some doubts, however, that that is the rule that is drawn form the precedents.

  Counsel have argued the case of Nixon v. Blackwell, which is an analogous case in the sense that holders of the same stock were treated differently. In that case the entire fairness requirement was imposed based on personal interest of the directors in the transaction and not based solely on the fact that holders of the same stock were being treated differently. The Court in that case did state that a board is not required in all circumstances to treat stockholders equally but may, when justified by a proper corporate purpose, treat them differently, provided that there is always a fiduciary duty to treat all stockholders fairly.

  One can distinguish what was done in that case--namely, providing certain benefits to employee stockholders but not providing them to nonemployee stockholders--is significantly different from what is being done here; namely, cashing out certain holders of Class A stock.

  One may argue, as I believe I suggested earlier, that there is some logic to simply applying the entire fairness requirement. One can compare the substance of what is being done there in some ways to a merger, in which the entire fairness requirement always applies. But I think the prudent course is to assume that the business judgment presumption does apply so long as the requirements for that presumption are satisfied.

  The first requirement is that the board be disinterested. I find the arguments on this issue interesting, if I can use that term. It might turn out on fuller development that there is a disabling interest, but I am not satisfied that that is the case as a probability at this point in time. I say that for the following reasons.

  I believe a valid point was made when it was stated that the directors have duties to the holders of both classes of stock. As I understand the standard in cases like that, the duty is to treat the stockholders fairly, not necessarily equally, so long as the directors act for the benefit of the corporation. Of course, the existence of a material financial interest would be disqualifying.

  I am not satisfied at this stage that there is a material financial interest here because of the nature of the stock that the directors hold and the amounts. Of course, I am referring to the ten who own the lesser amounts. Their holdings are not insignificant, except perhaps for two of them. But I am not satisfied at this point in time that they constitute a material personal financial interest that would necessarily disable them from acting in what they in good faith perceive is the interest of the corporation as a whole.

  The next requirement for the business judgment presumption is having a rational corporate purpose. And at this point in time I am satisfied that the directors did have a rational corporate purpose in pursuing a longstanding policy of increasing employee ownership and increasing incentives by that means and also by aligning some of the employees' stock ownership with the particular line of work they do.

  The next requirement is that the directors exercise due care. I don't have any concern about that in the sense of carefully evaluating this business plan and deciding on its merits, but I view the directors as having a duty to comply with Delaware law. I realize that the question of whether a private company discount is permissible has not been directly decided, and in a sense one could not fault the directors for making a mistake or a poor prediction on what the courts will rule. But I do not think it follows that they are not bound to apply Delaware law, however careful they are and however much advice they get from various kinds of experts.

  This brings me to what I view as the core issue in the case, and that is whether the private company discount is permitted. The Supreme Court said in Nixon vs. Blackwell that directors have a fiduciary duty to treat all stockholders fairly. What does that mean where minority stockholders are being cashed out by some means other than merger, where the statutes provide appraisal rights? I think it is agreed that under the doctrine of independent legal significance other methods of accomplishing the same result are permitted. But I believe that the fiduciary duty in this situation was to pay stockholders who are cashed out the fair value of their stock as that term is defined in the appraisal cases and in the breach of fiduciary duty cases in merger transactions. I cannot accept an argument that so long as directors are careful and try to get it right, the fact that they make a mistake on a matter of Delaware law will defeat a claim that a fair price was not paid to stockholders who are cashed out by some means other than a merger.

  In my opinion, the private company discount applied in this case is inconsistent with Delaware law. I recognize that it is not absolutely free from doubt, but I think it is reasonably clear from the cases we have in Delaware from the theory and purpose of a fair value standard. The purpose is to give cashed-out stockholders the substantial equivalent of their share of the value of the company as a going concern. That is inconsistent not only with a minority discount but also with a marketability discount. I believe it is also inconsistent with a marketability discount that is applied to all the stock in the company. There be may situations where a discount is proper when it affects the value of the assets of the company, but I do not believe it is proper when it affects the stock of the company.

  So based on that understanding of the law, I conclude that the plaintiffs have made a strong showing that the price they would be receiving is not fair. I believe that that showing overcomes the business judgment presumption, and I can now turn to an analysis under the entire fairness doctrine of fair price, but it really seems pointless to me, because if a private company discount, which was very substantial in this case, is illegal, the price wasn't fair, and if the price wasn't fair, it doesn't matter whether the process was fair.

  I will say, to the extent that someone might think that thoroughness requires it, that the plaintiffs made a couple of valid points on the process, in my opinion. It seems to me--and I say this tentatively on the present record--that the insiders were perhaps too much involved. It does not seem to me that negotiations with Goldman Sachs was adequate, in part because that was infected with the basic mistake in the sense that that was an attempt to negotiate a fair price between a willing buyer and a willing seller and not to determine that the fair value is under the law in appraisal proceedings.

  I recognize this is not an appraisal proceeding, but what happened is the functional equivalent, and in my opinion, as I stated earlier, payment of the fair value of the cashed-out stockholders' stock is required by Delaware law.

  The other process issue involves disclosure. The disclosure points came up late in the proceedings and weren't as thoroughly briefed as one would like. I will simply state that my tentative view at this stage is that somewhat more detail about the method by which the investment banker arrived at the conclusion would be appropriate in a case like this, where that is so important to those who have to quickly decide whether to accept the price or whether it is worthwhile to seek judicial relief.

  So in summary, because there was a clear error in the methodology for determining the fair price, I conclude that the plaintiffs have rebutted the business judgment presumption and that the defendants are not likely to satisfy their burden of establishing the entire fairness of the transaction.

  Turning to the question of irreparable harm, in a circumstance where there was a substantial error of law which had a serious effect on the fairness of the price, I do not believe that the plaintiffs will have an adequate remedy by allowing the transaction to go forward and putting them to the expensive, arduous and long task of trying to establish what the fair value of their stock would be. I believe, on the contrary, that the board has the obligation to offer what appears, after such testing as is permitted in expedited proceedings on an application for a preliminary injunction, to be a fair price. Failing that, I conclude that the appropriate remedy is the issuance of an injunction. Of course, to the extent that the disclosure of the methodology was inadequate, an injunction would be required.

  Finally, I do not find that the harm in the way of disappointed expectations and so on to the corporation outweighs the harm to the plaintiffs, who, after all, are losing their property by what has been called a private power of condemnation; and therefore, I will grant the injunction.

  Now, it has been a full day and it is late. What I propose to do is see if you can agree on a form of order tomorrow and on a bond, and if not, then I will hear you then.

  We recess.

                     ORDER GRANTING PRELIMINARY INJUNCTION

  Upon motion of the plaintiff for a preliminary injunction, IT IS HEREBY ORDERED this 10th day of February, 1998, that:

    1. Defendants, their directors, officers, partners, agents, employees, subsidiaries and affiliates, and all other persons acting in active concert with them, are hereby preliminarily enjoined from proceeding with, holding a vote on or acting by written consent with respect to consummating or closing the proposed Share 100 Recapitalization Plan or any modified version thereof until further order of this Court, except that defendants may make supplemental disclosures without further order of the Court.

    2. This Order is effective immediately, subject only to the filing by the plaintiff of a bond, without corporate surety, in the amount of $10,000.00 on or before February 12, 1998, at 5:00 p.m.

                         ORDER GRANTING CERTIFICATION
                            OF INTERLOCUTORY APPEAL

  Defendants have made application pursuant to Supreme Court Rule 42 for an order certifying an interlocutory appeal from the bench ruling of February 5, 1998 and Order dated February 10, 1998 (the "Order").

  The Court's decision to issue a preliminary injunction was based upon the conclusion that the private company discount applied in this case is inconsistent with Delaware law. The Court's ruling preliminarily decided basic questions concerning the legality of the proposed discriminatory recapitalization of the Company. Thus, the Court finds that the Order determines substantial issues and establishes legal rights within the meaning of Rule 42(b).

  The Order also satisfies the requirements of the Supreme Court Rule 42(b)(i) because the Court preliminarily determined questions of law that have not been directly decided by the Delaware courts. In addition, the requirements of Supreme Court Rule 42(b)(v) are satisfied because interlocutory review of the Order will serve considerations of justice and could make further proceedings unnecessary. Prompt appellate review will benefit the parties by eliminating uncertainty concerning implementation of the Plan.

  IT IS HEREBY ORDERED that the application for certification of an appeal from the Interlocutory Order is granted.

Dated: February 10, 1998

                                                                      PROXY CARD
ARAMARK LOGO

                              ARAMARK CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                March 12, 1998

     The undersigned, having received the Proxy Statement and each of the Supplements thereto, hereby appoints Joseph Neubauer, Martin W. Spector and Donald S. Morton, and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Common Stock of ARAMARK Corporation (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, March 12, 1998, at 12:00 P.M., Philadelphia time, and any adjournment thereof, and especially to vote as set forth below.

     1.  Election of the following directors for the ensuing year:

         Joseph Neubauer       Ronald R. Davenport      Thomas H. Kean
         James E. Ksansnak     Lee F. Driscoll, Jr.     Reynold C. MacDonald
         Patricia C. Barron    Mitchell S. Fromstein    James E. Preston
         Robert J. Callander   Edward G. Jordan

                [_] FOR     [_] WITHHOLD
                [_] WITHHOLD for Directors Written Below:



              -------------------------------------------------

     If you previously submitted a proxy which specifies a choice as to the election of directors and you do not wish to change that vote, you do not need to send in this proxy. If you specify a choice as to the election of directors, this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR the election of directors.

Any proxy or proxies previously given with respect to the election of directors are revoked. This proxy does not revoke any prior proxy or proxies given with respect to any matter other than the election of directors.


                                         (Continued and to be signed on reverse)

                                                                      PROXY CARD



------------------------------------    ----------------------------------------
(Signature)                             (Signature if held jointly)



----------------------Fold here and return in enclosed envelope-----------------


Telephone Numbers:


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Dated:_____________________________________


Please sign exactly as the name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, guardians, corporation officers or others signing in a representative capacity should signing.



          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.